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Exhibit 15.1

ACCOUNTANTS' ACKNOWLEDGEMENT

June 2, 2005

Crompton Corporation
Middlebury, Connecticut

Re: Amendment No. 4 to Registration Statement on Form S-4

        With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 6, 2005, related to our review of interim financial information for the period ended March 31, 2005.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Stamford, Connecticut

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  Exhibit 15.1